HOME FEDERAL SAVINGS & LOAN ASSOCIATION
                             SPLIT DOLLAR AGREEMENT

         THIS AGREEMENT is made and entered into this _______ day of _________________, 200_, by and between HOME FEDERAL SAVINGS & LOAN ASSOCIATION, a federal mutual savings and loan located in Nampa, Idaho (the "Company"), and __________________ (the "Director"). This Agreement shall append the Split Dollar Endorsement entered into on even date herewith or as subsequently amended, by and between the aforementioned parties.

                                  INTRODUCTION

         To encourage the Director to remain in the service of the Company, the Company is willing to divide the death proceeds of a life insurance policy on the Director's life. The Company will pay life insurance premiums from its general assets.

                                    Article 1
                               General Definitions

The following terms shall have the meanings specified:

         1.1      "Insurer" means West Coast Life Insurance Company.

         1.2 "Policy" means insurance policy no. _____________ issued by the Insurer.

         1.3      "Insured" means the Director.

         1.4      "Normal Retirement Age" means the Director's 72nd birthday.

         1.5 "Termination of Service" means the Director ceases to be a member of the Company's Board of Directors for any reason whatsoever other than death.

                                    Article 2
                           Policy Ownership/Interests

         2.1 Company Ownership. The Company is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Company shall be the direct beneficiary of an amount of death proceeds equal to the greater of: a) the cash surrender value of the policy, or b) the aggregate premiums paid on the Policy by the Company less any outstanding indebtedness to the Insurer.

         2.2 Director's Interest. The Executive shall have the right to designate the beneficiary of any remaining death proceeds of the Policy. The Executive shall also have the right to elect and change settlement options that may be permitted. Provided, however, the Executive, the Executive's transferee or the Executive's beneficiary shall have no rights or interests in the Policy with respect to that portion of the death proceeds designated in this section
2.2 upon the Executive's Termination

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of Employment prior to Normal Retirement Age.

         2.3 Option to Purchase. The Company shall not sell, surrender or transfer ownership of the Policy while this Agreement is in effect without first giving the Director or the Director's transferee the option to purchase the Policy for a period of 60 days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy. This provision shall not impair the right of the Company to terminate this Agreement.

                                    Article 3
                                    Premiums

         3.1 Premium Payment. The Company shall pay any premiums due on the Policy.

         3.2 Imputed Income. The Company shall impute income to the Director in an amount equal to the current term rate for the Director's age multiplied by the aggregate death benefit payable to the Director's beneficiary. The "current term rate" is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

                                    Article 4
                                   Assignment

         The Director may assign without consideration all interests in the Policy and in this Agreement to any person, entity or trust. In the event the Director transfers all of the Director's interest in the Policy, then all of the Director's interest in the Policy and in the Agreement shall be vested in the Director's transferee, who shall be substituted as a party hereunder and the Director shall have no further interest in the Policy or in this Agreement.

                                    Article 5
                                     Insurer

         The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

                                    Article 6
                                Claims Procedure

         6.1 Claims Procedure. The Company shall notify any person or entity that makes a claim under this Agreement (the "Claimant') in writing, within 90 days of Claimant's written application for benefits, of his or her eligibility or ineligibility for benefits under this Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of this Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and
(4) an explanation of this Agreement's claims review procedure and other appropriate information as to

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the steps to be taken if the Claimant wishes to have the claim reviewed. If the
Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

         6.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons, which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant and the specific provisions of this Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

                                    Article 7
                           Amendments and Termination

         This Agreement may be amended or terminated only by a written agreement signed by the Company and the Director.

                                    Article 8
                                  Miscellaneous

         8.1 Binding Effect. This Agreement shall bind the Director and the Company and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

         8.2 No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain in the service of the Company, nor does it interfere with the shareholder's right to replace the Director. It also does not require the Director to remain in the service of the Company nor interfere with the Director's right to terminate service at any time.

         8.3 Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of Idaho, except to the extent preempted by the laws of the United States of America.

         8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company.

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         8.5      Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

         8.6 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

         8.7 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

                  (a)      Interpreting the provisions of the Agreement;

                  (b) Establishing and revising the method of accounting for the Agreement;

                  (c)      Maintaining a record of benefit payments; and

                  (d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

         8.8 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals


         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.


DIRECTOR:                                   COMPANY:
                                            HOME FEDERAL SAVINGS &
                                            LOAN ASSOCIATION

__________________________________          By__________________________________

                                            Title ______________________________


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